Exhibit 3.1

ARTICLES OF INCORPORATION
OF
CHIRAL QUEST, INC.

(as amended through February 12, 2003)

_________________

        The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:

ARTICLE I.
NAME

        The name of this Corporation is Chiral Quest, Inc.

ARTICLE II.
REGISTERED OFFICE

        The registered office of this Corporation is located at:

9600 West 76th Street, Suite OEden
Prairie, MN 55344

ARTICLE III.
AUTHORIZED SHARES

        The aggregate number of shares that this Corporation has authority to issue is Fifty Million (50,000,000) shares having $0.01 per share par value. Unless otherwise designated, all shares issued shall be designated as common shares. Each holder of common shares shall be entitled to one vote for each common share standing in his name on the books of the Corporation. The Board of Directors is authorized to adopt, by an affirmative vote of a majority of the directors present at a duly called meeting, a resolution or resolutions providing for the establishment of a class or series of authorized shares of the Corporation, setting forth the designation of and number of shares constituting the class or series, and fixing the relative rights and preferences of the class or series. The Board of Directors may grant preemptive rights with respect to some or all of the shares not designated common shares.

ARTICLE IV.
INCORPORATOR

        The name and address of the sole incorporator of this Corporation is as follows:

James K. Wittenberg3750
IDS Center
Minneapolis, Minnesota 55402

ARTICLE V.
NO PREEMPTIVE RIGHTS

        The shareholders shall not have preemptive rights to purchase additional shares or rights to purchase shares of this Corporation.

ARTICLE VI.
NO CUMULATIVE VOTING

        The shareholders shall not be entitled to cumulative voting.

ARTICLE VII.
DIRECTORS LIABILITY

        To the fullest extent permitted by the Minnesota Business Corporations Act as amended from time to time, a director of this Corporation shall not be personally liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment or repeal of the foregoing sentence of these Articles of Incorporation shall have any effect on the liability of any director of this Corporation with respect to acts or omissions of such director prior to such amendment or repeal.

        The provisions of this Article shall no be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article.

        IN WITNESS WHEREOF, the undersigned incorporator has signed his name this 9th day of March, 1984.

                                                                         /s/ James K. Wittenberg
                                                                          James K. Wittenberg

STATE OF MINNESOTA      )
                                                    ) ss.
COUNTY OF HENNEPIN       )

        The foregoing instrument was acknowledged before me this 9th day of March, 1984

                                                                         /s/ David P. Dyson
                                                                         Notary Public

STATE OF MINNESOTA
Department of State

       I hereby certify that the within instrument was filed for record in this office on the   9th   day of   March   A.D. 1984, at  4:30 o'clock  P M, and was duly recorded in Book  N-61  of Incorproations, on page   758 .

       /s/ Joan Anderson Growe
            Secretary of State